Exhibit 5

Transatlantic Holdings, Inc.

July 8, 2010

Transatlantic Holdings, Inc. 80 Pine Street New York, New York 10005

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 100,000 shares (the “Shares”) of common stock, par value $1.00 per share (the “Common Stock”), of Transatlantic Holdings, Inc. (the “Company”) to be offered under the Transatlantic Holdings, Inc. 2010 U.K. Sharesave Plan (the “Plan”), I, Gary A. Schwartz, in my capacity as Senior Vice President and General Counsel of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, I advise you that, in my opinion, when the registration statement relating to the Shares (the “Registration Statement”) has become effective under the Act and the Shares are duly issued and delivered pursuant to the Plan, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Gary A. Schwartz
Gary A. Schwartz
Senior Vice President and General Counsel